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                                                                   EXHIBIT 10.31

                     AMENDED AND RESTATED LICENSE AGREEMENT

                  Carnegie Mellon University - Mediasite, Inc.

This Amended and Restated License Agreement (hereinafter "this Agreement") entered into effective as of the 15/th/ day of October, 2001 by and between Carnegie Mellon University, a Pennsylvania not-for-profit corporation, having a principal place of business at 5000 Forbes Avenue, Pittsburgh, Pennsylvania ("CMU") and Sonic Foundry Systems Group, Inc., a Maryland for-profit corporation having its place of business at 1617 Sherman Avenue Madison, WI 53704,303, and its corporate parent, Sonic Foundry, Inc., a Maryland corporation having its place of business at 1617 Sherman Avenue Madison, WI 53704 (hereinafter collectively referred to as "Licensee").

                                   WITNESSETH

WHEREAS, CMU owns certain rights in certain technology and software relating to CMU Informedia Project, in the general field of image, sound and text analysis, segmentation, characterization, search, retrieval, processing, presentation, display, and other functions, and is interested in licensing same;

WHEREAS, CMU and MediaSite, Inc. (f/k/a islipMedia Network, Inc.) entered into that certain License Agreement dated October 22, 1997, amended on November 24, 1999 (collectively, the "License Agreement").

WHEREAS, Licensee acquired substantially all of the assets of MediaSite and assumed certain of its liabilities, including the License Agreement, pursuant to an asset purchase agreement dated September 6, 2001 and which asset purchase was effective as of October 15, 2001.

WHEREAS, the parties desire to amend the License Agreement in the manner set forth in this Agreement and desire to have this Agreement completely supercede the License Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Certain Definitions ("Defined Terms")

1.1. "Code" shall mean computer programming code in both Source Code and Object Code form.

1.2. "Object Code" shall mean Code, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing but without the intervening steps of compilation or assembly.

1.3. "Source Code" shall mean Code, other than Object Code, and related source code level system documentation, comments and procedural code, such as job control language, which may be printed out or displayed in human readable form.

1.4. "Copyrights" shall mean any CMU copyrights in licensed Code and other information licensed under this Agreement.

1.5. The "Informedia Project" shall mean Informedia: Integrated Speech, Image, and Language Understanding for Creation and Exploration of Digital Video Libraries conducted under grant No. IRI-9411299 from September, 1994 to September, 1998 and related, contributing technology from other projects developed prior to October 1, 1998, which is necessary to implement the technology developed under grant No. IRI-9411299.

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1.6. "Patent(s)" shall mean and include all or any of the following: (i) U.S.
Patent No. 5,664,227 entitled System and Methods for Skimming Digital Audio/Video Data, and foreign counterparts (ii) U.S. Patent No. 5,835,667 entitled Method and Apparatus for Creating a Searchable Digital Video Library and a System and Method of Using Such a Library, and foreign counterparts, and
(iii) any additional patent application(s) which may be applied for by and be issued to CMU related to the Licensed Technology (as defined under Section 1.7 herein), and (iv) any continuation, continuation-in-part, re-examination, divisional, or reissue of such patents, in the USA or in any other country.

1.7. Licensed Technology (Also see Attachment A)

1.7.1 "Licensed Technology" or "Technology" shall mean the following related to the CMU Informedia Project: (1) technology developed under the Informedia Project, pursuant to grant No. IRI-9411299, through and including September 30, 1998, (2) background technology not developed under such grant but which is needed and used in the Informedia Project, to the extent that CMU has the right to license same; (3) all claims under the Patents and any modifications, divisions, extensions, continuations, amendments, or foreign counterparts thereto; (4) all Code, copyrights, trade secrets, know-how, trademarks and tradenames owned by CMU, related to the foregoing technology listed in items (1-3) above, existing as of the Effective Date; and (5) derivatives of the foregoing technology if designed for use in the Informedia Project and developed by CMU after the Effective Date and before September 30, 1998 ("the Additional Period"), and which (a) has been defined in the annually submitted NSF program plans that extend to the normal end date of the NSF funding, and/or incremental extensions and renewals that may occur for the base project or (b) constitute improvements and enhancements which do not introduce new functionality beyond that found in the technology subject to the foregoing parts 2 and 3 of this
Section 1.7.1.

1.7.2 "Initial Technology" shall mean Licensed Technology "as is" on the Effective Date.

1.7.3 "Additional Technology" shall mean the Licensed Technology developed after the Effective Date, CMU has no obligation to Licensee to develop such.

1.8. "Technology Release Date" shall mean the date when a portion of Licensed Technology is to be released by CMU to Licensee, in accordance with Section 2.3 herein, in a format and manner mutually agreed upon case by case by the parties.

1.9. "Derivative" shall mean the technology developed by Licensee, which includes, or is based in whole or in part on, the Licensed Technology, including, but not limited to, translations of the Licensed Technology to other foreign or computer languages, adaptation of the Licensed Technology to other hardware platforms, abridgments, condensations, revisions, and software incorporating all or any part of the Licensed Technology which may also include Licensee-created modifications, enhancements or other software. Licensee shall be entitled to establish all proprietary rights for itself in the intellectual property represented by Derivatives, whether in the nature of trade secrets, copyrights, patents or other rights, subject to Copyrights; provided, however, Licensee shall promptly notify CMU of Licensee-originated bug fixes to the Licensed Technology. Any copyright registration by Licensee for Derivatives shall give full attribution to CMU's Copyrights.

1.10. "Licensed Product" or "Product" shall mean any product and/or service which is based on or utilizes wholly or in part Licensed Technology and/or any and all Derivatives.

1.11. "Year" shall mean a twelve (12) month period ending December 31. "Year 1", "Year 2", etc. shall mean the first, second, etc. Year following the Effective Date. Year 1 shall commence January 1, 1998.

1.12. "Fiscal Quarter" or "Quarter" shall mean a normal quarterly accounting period of Licensee within Licensee's fiscal year.

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1.13. "Dispose or Disposition" shall mean the sale, lease or other transfer of
Licensed Products.

1.14. "Revenue" shall mean the U.S. Dollar value of all consideration realized by Licensee for the Disposition of Licensed Products. In the case of Licensed Products that include more than the Licensed Technology, the calculation of Revenue shall subtract (a) the price paid by Licensee for purchased hardware or software (except software which, in whole or part, is within the definition of Licensed Technology) that is sold as part of Licensed Products (other than services) or, in the case of a lease, the proportionate share of said price based upon the length of the useful life of the purchased hardware compared to the length of the lease and/or (b) royalty payments to other parties which arise because of the Disposition of other than the Licensed Technology.

1.15. "Net Sales" shall mean the total Revenues received by Licensee (i) from the manufacture, use or Disposition of Licensed Products, and (ii) from services related to Licensed Technology, including but not limited to software, curriculum, consulting and training services, less the total of all --

      (a) Actual rebates and discounts provided by Licensee in ordinary course of business in an arm's length transaction with an unrelated party;
      (b) Sales tariffs, duties and/or taxes imposed on the Licensed Technology;
      (c) Outbound transportation prepaid or allowed; and
      (d) Amounts allowed or credited on returns.

No deduction shall be made for commissions paid to individuals whether they are individual sales agents or persons regularly employed by Licensee.

1.16. "Royalties" shall mean disposition royalties which are calculated as a percentage of Net Sales and will be payable by Licensee to CMU under the provisions of this Agreement.

1.17. "Deferred Royalties" shall mean Royalties for which the cash payment to CMU is deferred in accordance with Section 4.3 herein.

1.18. "Trigger Date" shall mean the date up to which the cash payment to CMU of Royalties may be deferred by Licensee; it shall be deemed to be October 12, 2001.

1.19. "Effective Date" of this Agreement shall mean October 22, 1997.

1.20. "Dollar", "U.S. Dollar" and "U.S. $" shall mean lawful money of the United States of America.

1.21. "Prime Rate" shall mean the interest rate per annum announced from time to time by Mellon Bank, N.A., Pittsburgh, Pennsylvania, as its prime rate.

2. License Grant

2.1. License Grant. CMU hereby grants to Licensee, and Licensee hereby accepts for the Term of this Agreement the exclusive (exclusive solely as to the parties listed below as the "Prohibited Licensees"), world-wide right to use the Licensed Technology to develop, have developed, make, have made, use and Dispose of Licensed Products and to create Derivatives, within all fields of use and to sublicense the Licensed Technology to others within the provisions of Section
2.4 herein. CMU shall not license the Patents to any of Adobe, Loudeye, Convera, Virage and/or Avid or any of their successors in interest which shall include any company or entity that acquires all or substantially all of the assets, or all or substantially all of the stock, of any of the foregoing. As consideration for the inclusion of Adobe as a Prohibited Licensee, Licensee shall

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pay to CMU a one-time fee of ten thousand dollars ($10,000) which is payable in five equal installments beginning in February 2002.

2.2. Technology Release Dates. The Technology Release Date for the Initial Technology shall be the Effective Date. Additional Technology shall be available by CMU for Release to Licensee at the end of each month during the Additional Period, or at other times if mutually agreed upon.

2.3. Sublicensing.

2.3.1. Sublicense Template. CMU will provide Licensee with a template for consideration by Licensee for any sublicense under Exception 2 of the Sublicense Grant ("Sublicense Template"); this Template will incorporate the general terms and conditions which will be mandatory for all such sublicenses (other than under Exception 1, Section 2.3.2.). Any sublicense must meet the material requirements of the Sublicense Template.

2.3.2. Sublicense Grant. No right to sublicense the Licensed Technology is hereby granted to Licensee except -

Exception 1: Licensee may sublicense Licensed Technology to its direct customers as required to enable such customers to use and practice Licensed Technology.

Exception 2: Licensee may sublicense Licensed Technology to another party or parties which were specifically pre-approved by CMU, in writing. Licensee shall make sublicense royalty payments to CMU, based upon such sublicense, equal to or greater than the following percentages of the revenue (all consideration) realized by sub-licensee from the Disposition of Licensed Product (provided that payments by sub-licensee to Licensee shall not be included in Net Sales):

Years following Effective Date     0-5     6-10     11 and thereafter
                                   ---     ----     ------------------

                                   10%      8%              6%

Exception 3: For different terms and conditions than specified in Exceptions 1 or 2, Licensee may sublicense Licensed Technology only with the specific written agreement by CMU with regard to all provisions of such a proposed sublicense.

2.3.3. Possibility of Additional Specific Sublicense Templates in the Future. It is recognized that, over a period of time, certain sublicensing patterns may evolve which are in the common interest and acceptable to CMU and which could result in CMU's pre-approval of Specific Sublicense Templates for specific markets and other specific circumstances.

2.3.4. Sublicensing Agreements, Accounting, and Payment Terms. Licensee will furnish CMU with current copies of all Sublicense agreements which were executed under Exceptions 2 and 3. Licensee will maintain separate accounting records for the sublicense income payable to CMU, and will report such income to CMU as provided for under Section 8.1 herein. Sublicense royalties payable to CMU shall be payable by Licensee to CMU quarterly, on the last day of the month immediately following the Quarter during which any payment of royalties from a sub licensee was received by Licensee.

2.4. Grant backs. During the term of the Agreement, CMU shall have the right to use, free of charge, any product or process, solely developed and owned by Licensee which contains or is based on any of Licensed Technology, patents, or Licensed Product and/or Derivatives solely, for CMU research, educational, academic, or administrative purposes. This subsection 2.4 does not include a right by CMU to sublicense others. None of the restrictions of this subsection
2.4 apply to Bug Fixes reported to CMU under subsection 9.5.

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2.6. CMU / Licensee R&D and other Contract Relationships. No provision of this
Agreement shall restrict CMU's or Licensee's ability to conduct further research and development in the area of Licensed Technology or other areas.

2.7. Regulations. All Licensed Products shall be manufactured, sold and performed by Licensee in compliance with all applicable governmental laws, rules and regulations. Licensee shall keep CMU fully informed of, and shall move expeditiously to resolve, any complaint by a commercial and/or governmental body relevant to the products or the services, except for complaints subject to
Section 23 of this Agreement.

3. Term of this Agreement

The term of this Agreement shall conclude at the end of twenty (20) years from the Effective Date of this Agreement, or on the expiration date of the last-to-expire Patent, whichever comes later, unless otherwise terminated pursuant to another provision of this Agreement. If Licensee elects to utilize any know-how or other Licensed Technology, which is not subject to any Patents, it may do so provided that doing so constitutes an agreement by Licensee to comply with the Royalties, sublicense royalty payment provisions, and the other provisions of this Agreement except for (a) the reference to Patents in Subsection 11.1 and (b) Section 23.

4. Royalties

4.1. General. As partial consideration for the rights and values received under this License, Licensee shall pay CMU royalties in accordance with the provisions of this Section 4 herein, in addition to the payments due from Licensee under the provisions of 2.3.

4.2 Calculation of Royalties. Royalties payable by Licensee to CMU shall be calculated by Licensee each Quarter as a percentage of Net Sales ("Calculated Royalties") at the following rates ("Royalty Rates"):

- five percent (5%) for the first five Years beginning on the Effective Date (Years 1 through 5) or until the end of the Year when cumulative Revenues have reached $100 million; whichever occurs sooner; then -

- four percent (4%) for the next five Years (Years 6 through 10) or until the end of the Year when cumulative Revenue have reached $200 million, whichever occurs sooner; then -

- three percent (3%) thereafter until the earlier of (a) the expiration of twenty (20) years from the Effective Date of this Agreement and (b) the expiration date of the last to expire patent; provided, however, that Royalty Rates shall be subject to the following "Most Favored Pricing" provision :
Should CMU issue a commercial license of the Licensed Technology to any other party at a lower royalty rate than a Royalty Rate herein specified (without regard to whether CMU holds any equity interest in Licensee or said other party), Licensee's Royalty Rate shall be reduced to that lower rate as of the date and for the length of time when the lower rate of the other license becomes and remains in effect.

4.3 Deferred Royalties.

4.3.1 Deferred Royalties. Cash Payment of Calculated Royalties may initially be deferred by Licensee until the Trigger Date.

4.3.2.1 Amortization Schedule. Following the Trigger Date, accumulated Deferred Royalties shall be payable by Licensee to CMU in accordance with the following amortization schedule ("Amortization Schedule"):

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                           October 12, 2002          50%
                           January 1, 2002           15%
                           May 1, 2002               15%
                           June 30, 2002             20%

The first payment shall not be made in U.S. Dollars, but rather shall be made by Licensee by providing CMU with a number of shares of Sonic Foundry common stock equal to the dollar amount that would otherwise be due on said date divided by $1.185. The balance of the payments under the Amortization Schedule shall be made in U.S. Dollars.

4.4 Normal Payment Terms for Royalties. Subsequent to the Trigger Date, Royalties shall be payable quarterly on the sixtieth (60) day immediately following the Quarter for which such Royalties were Calculated; such payments shall be made promptly by Licensee, with no invoicing by CMU to be required.

4.5. No Right to Suspend Payments. Notwithstanding the pendency of any infringement (or other) claim or action by or against Licensee, Licensee shall have no right to terminate or suspend (or escrow) payment of any amounts required to be paid to CMU pursuant to this Agreement.

5. Reserved.

6. Minimum Performance Requirements

6.1 Licensee shall use its best efforts to introduce Licensed Technology into the commercial markets as soon as possible; thereafter, until the expiration of this Agreement, Licensee shall keep Licensed Technology reasonably available to the public and actively promoted in commerce.

6.2 Licensee must achieve Net Sales of at least $500,000 in Year 4, $1 million in Year 5, $1.5 million in Year 6, $2 million in Year 7, $2.5 million per Year thereafter during the remaining unexpired Term of the License or, alternatively, make payments of Royalties under Section 4 as though those Net Sales requirements had been achieved.

6.3 Licensee's failure to perform in accordance with Sections 6.1 or 6.2 herein shall be grounds for CMU to terminate this Agreement pursuant to Section 12.2 herein.

7. General Payment Terms

7.1. Royalties shall be paid by Licensee to CMU as defined in Section 5 herein until this Agreement expires or is terminated in accordance with this Agreement. If this Agreement terminates before the end of a Fiscal Quarter, the payment for that terminal fractional portion of a Fiscal Quarter shall be made within ninety days of the date of termination of this Agreement.

7.2. All Royalties hereunder shall be paid in U.S. Dollars and shall be made by wire transfer to CMU's account No. 197-9003 ABA043000261 CMU Ref. No. 1-1-96377-7760 at Mellon Bank's - Oakland office, or by Licensee's check sent in accordance with Section 24 (Notices).

7.3. All Royalties payable hereunder which are overdue shall bear interest until paid at a rate equal to the Prime Rate in effect at the date such royalties were due, but in no event to exceed the maximum rate of interest permitted by applicable law. This provision for interest shall not be construed as a waiver of any rights CMU has as a result of Licensee's failure to make timely payment of any amounts.

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8. Reports and Audits

8.1. Reporting Requirements. Licensee shall provide to CMU statements with respect to royalties and other amounts payable under this Agreement within sixty
(60) days following the end of each of Licensee's Fiscal Quarter ("Reporting Date"). Each report must be fully and accurately completed and signed and certified as accurate by Licensee. Each statement shall provide information for all information items listed below for that Fiscal Quarter and, cumulatively, for the Year to date, until two years after the Trigger Date when items hereafter marked with an asterisks (*) are no longer required to be reported if payment of all Deferred Royalties has been duly completed :

- Net Sales
- Operating Profits *
- Calculated Royalties,
- Royalties payable and due,
- Deferred Royalties *;
- Royalty payment Trigger Date *
- Cumulative total Deferred Royalties since Effective Date *
- Deferred Royalty Amortization amount due *
- Sublicense royalties received and payable to CMU, by specific sublicensees.

8.2. Accurate Books. Licensee shall maintain accurate books and records such that the Royalties due and payable hereunder can be easily ascertained. Such books and records shall be maintained at Licensee's primary offices and shall be available for inspection by CMU or its representatives during the normal business day upon not less than ten (10) days prior written notice, provided that CMU or its representatives agree to protect the confidentiality of the information as to Licensee's customers.

8.3. Audits. CMU shall have the right to have Licensee's books and records audited by a certified public accounting firm or representative of its selection, and Licensee agrees to cooperate fully in any such audit, provided that the auditors agree to protect the confidentiality of all information obtained as result of the audit. Any such audit shall not be more frequent than annually. In the event that such audit determines that the amount of Royalties paid CMU was in error by more than five (5%) percent, Licensee shall pay the costs of the audit.

9. Improvements and Collaborations

9.1. Discussion Only. The parties intend that there will be no collaboration. If there is any collaboration in violation of this intent, all resulting property shall be owned as set forth in this Section 9. Discussion of a problem during collaboration between the parties to this License Agreement will not create any rights to any ownership of patents, Patents, copyrights, trade secrets or any other intellectual property rights.

9.2. Licensee Ownership. Licensee will own all of the right, title and interest (including patents, copyrights, trade secrets and any other intellectual property rights) in and to the results of the collaboration between the parties that are created solely by Licensee employees or agents.

9.3. CMU Ownership. CMU will own all of the right, title and interest (including patents, Patents, copyrights, trade secrets and any other intellectual property rights) in and to the results of the collaboration between the parties that are created solely by CMU employees or agents.

9.4. If a joint development effort related to the Licensed Technology or other technology is undertaken, the project shall be evidenced by a writing executed by Licensee and the Associate Provost of CMU and the rights of the parties in any work product or Intellectual Property Rights arising from such efforts shall be as

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set forth in such writing. In the absence of such writing, CMU shall own all right, title and interest in and to any work product or Intellectual Property Rights arising from such joint development efforts.

9.5. Bug Fixes. All reported Licensee-originated bug fixes to the Licensed Technology shall become the property of CMU and may be incorporated in the Code and licensed to others; Licensee may utilize such bug fixes pursuant to the terms of this License Agreement.

9.6. No Separate License. Except as provided in this Section 9, nothing in this Agreement shall be deemed to grant any license or rights in any other technology in addition to the Licensed Technology.

10. Patents and Other Intellectual Property

10.1. CMU Property. Intellectual property rights to Licensed Technology such as Patent(s), Copyrights, and trademark(s) which may be obtainable will remain the property of CMU, but subject to the license granted in this License Agreement. Licensee shall be the owner of all proprietary rights for itself in the intellectual property represented by Derivatives, whether in the nature of patents, trade secrets, copyrights, or other rights, provided that any and all uses of Derivatives is subject to the existence, term and other provisions of this Agreement. Licensee shall be entitled to apply for patents, trademarks, and copyrights with respect to Derivatives in its own name.

10.2. Patenting Expenses.

CMU will determine the patenting expenses paid for by CMU for each six month period starting October 12, 2001 until the end of the Term of the Agreement ("Calculation Period"); total Patenting Expenses for such a Calculation Period will hereafter be referred to as "Expense Increment"; CMU will also determine the number of licenses for all or essentially all of the Licensed Technology which were in effect at any time during each Calculation Period ("Number of Licensees");

Licensee shall reimburse CMU for the dollar amount calculated by (i) dividing each Expense Increment by (ii) the Number of Licensees for that Calculation Period; provided, however, that if Licensee should be the sole licensee of all or most of the Licensed Technology during a Calculation Period, Licensee shall reimburse CMU for half the Expense Increment. Payment by Licensee to CMU of such reimbursements shall be due within thirty (30) days after the invoicing of such amounts by CMU to Licensee.

10.3. International Patent Coverage.

10.3.1. Basic Coverage. CMU intends to prosecute international patent coverage for some or all of the Patents in certain major industrial countries under the expense-sharing arrangements provided for in Section 10.2 herein ("Basic Coverage"). CMU reserves the right to increase or decrease the extent of such coverage at its own discretion throughout the Term of the License. For applications for Patents filed after the Effective Date, Licensee must notify CMU within thirty (30) days after receipt of notice from CMU whether Licensee agrees to reimburse, CMU for payment for Patenting Expenses. If Licensee does not so notify CMU of such agreement to reimbursement of CMU, Licensee shall not have any rights under this Agreement concerning the technology covered by said application in the country covered by said application.

10.3.2. Additional Coverage. If Licensee should, at any stage of the patenting process during the Term of the LICENSE, desire to have CMU obtain more than such Basic Coverage ("Additional Coverage"), CMU will pursue such Additional Coverage at Licensee's expense to the extent that such protection is reasonably obtainable. CMU will account for such additional Patenting Expenses (by country) and will invoice Licensee after the end of each Quarter for such additional Expenses ("Additional Expenses"); such invoices will be payable by Licensee to CMU within thirty (30) days. Provided, however, that Licensee may later deduct fifty percent (50%) of such Additional Expenses from the payment of Royalties to CMU to the extent that such

                                      -8-

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Royalties and/or sublicense Royalties which were based on Revenue due to conduct in a country which was included in such Additional Coverage.

11.  Markings, Trademarks and Trade Names

11.1. Licensee shall have included in all sales and marketing literature relating to Licensed Products a statement to the effect that "this product or portions thereof is produced under license from Carnegie Mellon University" and "U.S. Patent Number X,XXX,XXX."

11.2. Licensee shall have marked the appropriate portions of all Licensed Products with the applicable United States of America and foreign Patent numbers in accordance with the applicable laws of the countries in which the materials are intended to be used. Licensee shall neither register nor use any CMU trademarks or trade names and shall require its sub-licensees not to do so.

11.3. Licensee acknowledges that it does not have any rights or any title whatsoever in or to CMU's technology, trade name or in or to any of CMU's trademarks, except as provided under this Agreement. Any reference by Licensee to CMU beyond the above may only be done with express written permission of CMU's Director of Technology Transfer.

12.  Termination

12.1. If Licensee shall cease to carry on its business, this Agreement shall terminate upon written notice by CMU.

12.2. In the event that either party to this Agreement defaults in the performance of any of its obligations hereunder and fails to cure such default within thirty (30) days after written notice of such default from the other party or (in the event that the default is of such nature that it cannot be cured within said thirty (30) days) the defaulting party is not diligently pursuing efforts to cure such default, the other party shall have the right by written notice to the defaulting party within sixty (60) days after the expiration of such thirty (30) day period to terminate this Agreement.

12.3. The termination of this Agreement pursuant to this Section 12 (or pursuant to Section 3 of this Agreement) shall not terminate (i) the obligation of Licensee to promptly pay CMU Royalties which were due or earned by CMU prior to the effective date of the termination, and other amounts, which are accrued or which are otherwise to be paid by Licensee under the terms of this Agreement or
(ii) the obligations of Licensee specified under Sections 7, 8, 10, 12, 13, 14, 15, 16, 17, 18, 22, and 23 hereunder.

12.4. Provided that if a sublicense was pre-approved by CMU and contains royalty payments at least equal to those set forth in Exception 2, in Subsection 2.4.2, upon termination of this Agreement by CMU Subsections 12.1 or 12.2 hereof, CMU will accept assignment of such sublicense(s) which is then in effect if the sub-licensee is not then in default. However, acceptance of such assignment shall not release Licensee from any responsibility under this Agreement.

13.  Taxes

Licensee shall pay all sales taxes which may be assessed or levied on, or on account of the Licensed Technology Disposed of hereunder and all taxes (other than taxes imposed by the United States of America or the Commonwealth of Pennsylvania or jurisdictions within such Commonwealth) levied on or on account of the amounts payable to, or for the account of, CMU under this Agreement.

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14.  Warranties

ANY INFORMATION, MATERIALS OR SERVICES FURNISHED BY CMU PURSUANT TO THIS AGREEMENT ARE ON AN "AS IS" BASIS. ANY INFORMATION, MATERIALS OR SERVICES FURNISHED BY CMU PURSUANT TO THIS AGREEMENT ARE ON AN "AS IS" BASIS. CMU MAKES NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, AS TO ANY MATTER INCLUDING, BUT NOT LIMITED TO, WARRANTY OF FITNESS FOR PURPOSE, OR MERCHANTABILITY, EXCLUSIVITY OR RESULTS OBTAINED FROM USE OF ANY INTELLECTUAL PROPERTY DEVELOPED UNDER THIS AGREEMENT, NOR SHALL EITHER PARTY HERETO BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES SUCH AS LOSS OF PROFITS OR INABILITY TO USE SAID INTELLECTUAL PROPERTY OR ANY APPLICATIONS AND DERIVATIONS THEREOF. CMU DOES NOT MAKE ANY WARRANTY OF ANY KIND WITH RESPECT TO FREEDOM FROM PATENT, TRADEMARK, OR COPYRIGHT INFRINGEMENT, OR THEFT OF TRADE SECRETS AND DOES NOT ASSUME ANY LIABILITY HEREUNDER FOR ANY INFRINGEMENT OF ANY PATENT, TRADEMARK, OR COPYRIGHT ARISING FROM THE USE OF THE INFORMATION, TECHNOLOGY, OR RIGHTS GRANTED OR PROVIDED TO IT HEREUNDER. LICENSEE AGREES THAT IT WILL NOT MAKE ANY WARRANTY ON BEHALF OF CMU, EXPRESSED OR IMPLIED, TO ANY PERSON CONCERNING THE APPLICATION OF OR THE RESULTS TO BE OBTAINED WITH THE TECHNOLOGY UNDER THIS AGREEMENT.

15.  Costs

All costs and expenses incurred by Licensee in carrying out its obligations under this Agreement shall be paid by Licensee, and Licensee shall not be entitled to reimbursement from royalties hereunder or otherwise therefor from CMU. Licensee shall possess or obtain at its own expense all necessary licenses and permits and shall comply with all laws, ordinances, rules or regulations affecting the importation into and/or resale or transfer of Licensed Product.

16.  Confidentiality and Trade Secrets

16.1. "Confidential Information" shall mean any information relating to the Licensed Technology, the terms of this Agreement (as from time to time amended), patent applications, copyright applications, trade secrets and know-how and other information covered by this Agreement or information disclosed to Licensee in the matter set forth hereinafter. All such information shall be Confidential Information to the technology disclosed, including information disclosed to Licensee prior to the date of this Agreement, unless such information (1) was already in Licensee's possession prior to the disclosure thereof by CMU as provided in sub-Section 16.2 hereof, (2) has been published or is published hereafter, unless such publication is a breach of this Agreement, (3) is received by Licensee from a third party not under an obligation of confidentiality with respect thereto, or (4) is independently developed by Licensee.

16.2. Prior Knowledge. In the event that such information shall be established to have been known to Licensee prior to the disclosure thereof by CMU by reference to any publication thereof by Licensee or by reference to any internal writing or other business record maintained by any of the entities that comprise Licensee in the ordinary course of business, such information shall not be deemed to be Confidential Information to that particular entity for purposes of this Agreement following notification to CMU of such fact.

16.3. Marking as Confidential. With respect to any information not related to the Licensed Technology which is thought by CMU to be Confidential Information subject to this Agreement, CMU shall mark such information as "Confidential" prior to disclosing it to Licensee.

16.4. Notification. With respect to any oral communication not related to the Licensed Technology which is deemed by CMU to be Confidential Information subject to this Agreement, CMU shall notify Licensee of such fact and within thirty (30) days thereafter CMU shall send a memorandum to Licensee outlining the information deemed to be Confidential Information.

16.5. Term of Confidentiality. Licensee shall maintain in confidence and shall not disclose to any person not a party hereto, nor shall Licensee use or exploit in any way without CMU's written agreement, any Confidential Information until three (3) years after the later of the date of the termination of this Agreement unless such information ceases to be Confidential Information prior to the end of such period through no fault of Licensee or CMU and Licensee enter into an agreement authorizing same.

16.6. Reasonable Precautions. Licensee shall exercise all reasonable precautions to prevent the disclosure of Confidential Information by its employees or representatives, and in any event shall maintain with respect to such Confidential Information a standard of care which is no less than that standard which Licensee maintains to prevent the disclosure of its own Confidential Information.

16.7. Termination. Upon termination of this Agreement, Licensee agrees to return at once to CMU, without copying, all originals and copies of all materials (other than this Agreement) containing any Confidential Agreement.

16.8 CMU shall keep Confidential technical or financial information and/or business plans of Licensee, if the document disclosing such to CMU is marked "Confidential," for a period of three (3) years from the date of said disclosure unless such information (1) was already in CMU's possession prior to said disclosure, (2) has been published or is published hereafter, unless said publication is a breach of this Agreement, (3) is received by CMU from a third party not under an obligation of confidentiality with respect thereto, (4) is independently developed by CMU, or (5) ceases to be Confidential prior to the end of such three year period or Licensee and CMU agree that CMU need no longer treat such as confidential.

17.   Indemnification

Licensee hereby agrees to defend, indemnify and hold harmless CMU, its trustees, officers, employees, attorneys and agents from all claims or demands made against them (and any related losses, expenses or costs) arising out of or relating to Licensee's and/or its sub-licensees' use of, Disposition of, or conduct regarding the Licensed Technology and/or Licensed Product, or presence on the premises of CMU, including but not limited to, any claims of product liability, personal injury (including, but not limited to, death), damage to property or violation of any laws or regulations. This indemnification includes, but is not limited to, indemnification by Licensee and any sub-licensees of acts of negligence by CMU or CMU's trustees, officers, employees, attorneys, or agents against employees of Licensee while on CMU's premises.

18.   Insurance

Licensee shall obtain and maintain appropriate coverage of general liability, product liability, and public liability insurance in the amount of no less than two million dollars (US $2,000,000).

19.   Breach

No acquiescence in any breach of this Agreement by either party shall operate to excuse any subsequent or prior breach.

20.   Prior Agreement

Except for any Confidential Disclosure Agreement executed by the parties, this Agreement supersedes all previous agreements relating to the subject matter hereof, whether oral or in a writing, and constitutes the entire agreement of the parties hereto and shall not be amended or altered in any respect except in a writing executed by the parties.

21.   Interpretation

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, United States of America, without regard to conflict of law principles.

22.   Dispute Resolution

22.1. Arbitration. Any controversy or dispute arising under this Agreement shall be referred to and finally settled by arbitration in the City of Pittsburgh, Pennsylvania, under the auspices of, and conducted in accordance with, the rules of the American Arbitration Association. All arbitration proceedings shall be before a board of three (3) arbitrators, for each of which each party shall select one (1) arbitrator and the selected arbitrators shall select the third arbitrator. The costs of the third arbitrator shall be divided equally between the parties, and each party shall pay the costs of the arbitrator selected by it. Any award of the arbitrators shall be final and conclusive on the parties to this Agreement, and judgment upon such award may be entered in any court having jurisdiction thereof.

22.2. Injunctive Relief. Either party may seek injunctive relief from a court for violation by the other party of Sections 11, 13, 14, 15, 16, 17, 18, and 22 herein, for enforcement of any arbitration award or for enforcement of any non-arbitrable matter. The prevailing party shall be entitled to recover from the other all costs, including attorney's fees, related to the action for injunctive relief.

22.3. Court Action.  Licensee hereby irrevocably and unconditionally --

(i) agrees that any action, suit or proceeding contemplated by Sections 22.2 and
22.2 hereof (collectively, "Related Litigation") may be brought in any state or federal court of competent jurisdiction sitting in Allegheny County, Pennsylvania, submits to the jurisdiction of such courts, and to the fullest extent permitted by law agrees that it will not bring any Related Litigation in any other forum (but nothing herein shall affect the right of CMU to bring any action, suit or proceeding in any other forum);

(ii) waives any objection which it may have at any time to the laying of venue of any Related Litigation brought in any such court, waives any claim that any such Related Litigation has been brought in an inconvenient forum, and waives any right to object, with respect to any Related Litigation brought in any such court, that such court does not have jurisdiction over LICENSEE; and

(iii) consents and agrees to service of any summons, complaint or other legal process in any Related Litigation by registered or certified mail, postage prepaid, to LICENSEE at the address for notices described in Section 24 hereof, and consents and agrees that such service shall constitute in every respect valid and effective service (but nothing herein shall affect the validity or effectiveness of process served in any other manner permitted by law).

23.   Infringement

23.1. Licensee shall have the right during the term of this Agreement to commence an action for infringement of the Patents, Copyrights, and/or Confidential Information against any third party for any infringement, only if
(a) Licensee has provided CMU ninety (90) days' prior written notice of such infringement and of Licensee's desire to file such action and (b) CMU has not initiated an action against the alleged infringer before the expiration of said ninety (90) day period after receipt of Licensee's notice. CMU shall have the right at its own expense to appear in such action by counsel of its own selection. If required by the jurisdictional laws of the forum that any such action be prosecuted in the name of the owner of the Patent, Copyright, and/or Confidential Information, CMU shall voluntarily appear at Licensee's expense; provided that if such appearance subjects CMU to any unrelated action or claim of a third party or Licensee in such jurisdiction, then CMU shall have the right to decline such appearance. Any settlement shall require the consent of CMU and, absent agreement between CMU and Licensee to the contrary, any settlement amount or recovery for damages shall be applied as follows: (i) first, to reimburse the parties for their expenses in connection with the litigation; and (ii) second, CMU shall receive four percent (4%) of any monies remaining.

23.2. CMU shall have the right in its absolute discretion during the term of this Agreement to commence an action for infringement of the Patents, Copyrights, and/or Confidential Information against any third party for any infringement occurring anywhere in the world.

24. Notices

Any notice under any of the provisions of this Agreement shall be deemed given when deposited in the mail, postage prepaid, certified first class mail return receipt requested and addressed to the applicable party at the address stated on the signature page hereof, or such other address as such party shall specify for itself by like notice to other party. Each party shall transmit to the other a facsimile copy of each such notice promptly after such deposit in the mail.

25. Assignment

Licensee shall neither assign nor transfer this Agreement or any interest herein without the prior written consent of CMU. If Licensee wishes to dispose of the business of which this Agreement forms part or if all or substantially all of the assets of Licensee shall be acquired by another corporation, such consent by CMU to assignment to such acquiring corporation shall not be unreasonably withheld or delayed.

26. Headings

The Section headings contained in this Agreement are set forth for the convenience of the parties only, do not form a part of this Agreement and are not tobe considered a part hereof for the purpose of construction or interpretation hereof, or otherwise.

Balance of page intentionally left blank.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in duplicate counterparts, each of which shall be deemed to constitute an original, effective as of the date first above written.

The undersigned verify subject to the penalties of 18 Pa. C.S.(S) 4904 relating to unsworn falsification to authorities that they have the authority to bind to this Agreement the party on behalf of which they are executing below.

Carnegie Mellon University                    Sonic Foundry Systems Group, Inc.

By:    /s/                                         /s/
      -----------------------------           ---------------------------------
      Susan Burkett
      Associate Provost                       Chief Executive Officer

Date:  1/16/02                                Date: 1/15/02
      -----------------------------           ---------------------------------

                                  Attachment A

                       Description of Licensed Technology

"Licensed Technology" is defined in Section 1.7 of this Agreement, and includes both Initial Technology and Additional Technology.

A. "Initial Technology" is defined in Section 1.7.21 of this Agreement; it includes but is not necessarily limited to the following as of the Effective Date of the Agreement:

1. Informedia/1/ processing and tools for content creation, indexing and abstraction, both automated and manually assisted. This shall be deemed to include, but not be limited, to the following:

-  Segmentor
-  Database cataloging
-  Automated database testing
-  Sphinx-II, Sphinx-III and the CMPSL (CMU Portable Speech library)
-  Speaker differentiation/identification
-  Image understanding analysis library components used for:

     * scene analysis, scene segmentation, frame histogramming,
     * poster-frame selection, image matching, region and object extraction,
     * text and face detection and matching (neural-net based algorithms),
     * video text OCR, video skim creation and image characterization.

- Natural language and statistical processing algorithms and code as applied to video segmentation, titling, abstracts, latent semantic indexing, and topic detection and categorization.

- Integrated processing and statistical correlation of face/name/place/event as applied to "Name-It" and "Spot-it" functionality

-  Automated processing algorithms, code, scripts and procedures

  2. Informedia data structures, data organization and data distribution server architecture specification and code, including flat file and RDBMS implementations.

  3. Informedia client and display, Windows and HTML/Java versions for full video and "slide show" presentation.

  4. Search and retrieval specification and code, including the Pursuit engine; derivatives developed in Informedia, subject to limiting prevenient agreements.

  5. Informedia Netbill interface specification and code related to video data delivery, subject to limiting prevenient agreements.

B.  "Additional Technology" is defined in Section 1.7.32 of this Agreement.

Note: 1. Most of the expected Additional Technology relates to improvement of the quality of performance (e.g., precision, accuracy, speed) or enhancement and perfection of the techniques presently applied in many areas; primarily, those areas where the initial implementation or methods are in error, incomplete, or inadequate. The Informedia Project does not anticipate entirely new research problems providing new functionality to be pursued during the Additional Period.

2. Additional Technology shall not include new functionality and/or inventions which are not part of the Informedia program plans specified under Section 1.7.13(I) and/or which are not in domains thus specified; examples of such new functionality are, such as multilingual Informedia or summarization across multiple stories.

/1/ "Informedia or Informedia Project" means: Integrated Speech, Image, and Language Understanding for Creation and Exploration of Digital Video Libraries, conducted under Grant No. IRI-9411299 from September 1994 to September 1998 and related, contributing technology from other projects developed prior to October 1, 1998, which is necessary to implement the technology developed under Grant No. IRI-9411299 and underway.